Exhibit 18

May 7, 2019

Stepan Company

22 West Frontage Road
Northfield, IL 60093

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2019, of the facts relating to the change in accounting principle for inventory from the last in, first out (LIFO) cost method to the first in, first out (FIFO) cost method for inventories located in the United States. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Stepan Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Stepan Company and its subsidiaries as of any date or for any period subsequent to December 31, 2018. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of Stepan Company, or on the financial position, results of operations, or cash flows of Stepan Company and its subsidiaries as of any date or for any period subsequent to December 31, 2018.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Chicago, IL